EXHIBIT 10.4

Securities Counselors, Inc.

The Securities Professionals

for Private and Public Issuers, Shareholders and Funding Sources

Presiding Judge

301 South Greenleaf Ave., Courtroom A

Park City, Illinois, 60085

Re: Opinion letter pursuant to Section 3(a)(10) of the Securities Act of 1933 arising out of the litigation entitled Securities Counselors, Inc. vs. XFormity Technologies, Inc., Case No., in The Circuit Court For The 19th Judicial Circuit Lake County, in Courtroom A at 301 South Greenleaf Ave., Park City, Illinois, 60085 (the “Litigation”).

This firm opines pursuant to Section 3(a)(10) of the Securities Act of 1933, in connection with legal fees payable to Securities Counselors, Inc. (“SCI”), and other obligations, each incurred by XFormity Technologies, Inc. (“XFormity”), which XFormity proposes to defray by its proposed Share Issuance, and in connection with the agreements comprising Exhibits A – E (the “Agreements”), and the transfer of such shares of common stock to Cede & Co., a nominee of The Depository Trust Company (“DTC”), as part of the process of causing the Share Issuance certificates to be held in “street name” and for possible sale. For the reasons set forth below, this firm concludes that if the proposed Share Issuance is approved by this Honorable Court, such Share Issuance would comply with the Securities Act of 1933, in particular, the provisions of Section 3(a)(10) thereof.

It should be noted that this firm is not independent. It should be viewed as a beneficiary of this opinion.1 However, Lanham & Lanham, LLC shares the conclusions reached herein, and it is independent. However, the independence should not matter for the purposes of the issuance of this opinion.

A.

Documents Considered.

The conclusions set forth herein are consistent with the Motion for Court Order to Approve Issuance of Shares of XFormity Common Stock for the Payment of its Legal Fees and other obligations incurred by XFormity Technologies, Inc. Agreed Order of the Court (the “Motion”), Exhibit F. The conclusions also comport with and take into consideration the Share Issuance Agreements (Exhibits C - E) as also identified herein.

B.

Summary of Conclusions – Section 3(a)(10) of the Securities Act of 1933.

1 The assignment of this claim by SCI to Ryan D. Goulding, CPA, does not obviate the lack of independence. Nor is independence necessary for the rendition of this opinion. It should be noted that the purpose of this assignment, instead, was to free SCI from the decisions regarding the sale of the stock, given the possibility that SCI, in connection with any continued representation of XFormity, may become privy to nonpublic information which may otherwise prevent SCI from being able to legally be made such stock sales. In other words, perhaps out of an abundance of caution, SCI would prefer that a separate person, without being privy to such nonpublic information, hold the subject securities and make the sales decisions with respect thereto, thus avoiding even the appearance of trading with inside information, and thus violating Rule 10b-5, promulgated by the SEC pursuant to Section 10b of the Securities Exchange Act of 1934.

For the reasons set forth below, this firm concludes as follows:

The issuance of 15,500,000 shares of XFormity common stock (the “Share Issuance”) to the recipients: 250,000 common shares to SCI’s Assignee (Ryan D Goulding, CPA), and to the Purchasers of SCI’s claim: 2,500,000 to Adobe International, Inc., 2,700,000 to Topspot Holdings, Inc., 2,600,000 to Lanham & Lanham, LLC, 2,250,000 to Zodiac Investments, LLC, 2,450,000 to Midway International, LLC, and 2,500,000 to Elite International Partners, Inc. (the “Purchasers” or the “Claim Purchasers”), and 250,000 to Sheldon Drobny (collectively, the proposed “Share Issuance”), XFormity would be able to defray all of its outstanding, reasonable legal expenses, incurred by XFormity, including with regard to the foregoing matters, and through the hearing in this matter, and liabilities for administrative expenses, respectively, in lieu of payment. As set forth below, the proposed Share Issuance: (1) would be in accordance with the terms of the Agreements, (2) would be in exchange for defraying three separate bona fide claims, (3) the resultant Share Issuance would be fair to the recipients (SCI’s Assignee and claim purchasers, and Sheldon Drobny (the “Share Recipients”), (4) the recipients will have had due notice, and (5) the recipients will have had the right to appear. Should this Honorable Court concur and approve the Agreements, following the hearing, it is this firm’s opinion that in such event, the Share Issuance would therefore be pursuant to and in compliance with Section 3(a)(10) of the Securities Act of 1933 (the “Securities Act”).

C.

Summary of Pertinent and Operative Terms of the Agreements (Exhibits A – E).

In accordance with the terms of the Agreements, subject to Court approval, and all stock issuances thus being pursuant to Section 3(a)(10) of the Act, the parties thereto agreed to the following:

a.

Assignments of claim - Securities Counselors, Inc. assigns 1.639% of its claim its claim to Ryan D. Goulding, and 98.361% to various purchasers, subject to the approval of this Honorable Court (Exhibits A and B).

b.

Share Issuance Agreements - in exchange for 15,250,000 shares of XFormity common stock, each of SCI’s Assignees, Ryan D. Goulding and the Claim Purchasers, shall relinquish its claim (acquired from SCI), for $45,432.00 of legal services rendered by SCI, subject to the approval of this Honorable Court (Exhibits C and D).

c.

Share Issuance Agreements - in exchange for 250,000 shares of XFormity common stock (as well as 548,258 shares of preferred stock, which issuance is of restricted shares, and thus not covered by this opinion) to Sheldon Drobny, Mr. Drobny shall relinquish his $97,500 claim for services to or on behalf of XFormity, subject to the approval of this Honorable Court (Exhibit E).

This firm has determined that each of these claims are bona fide, the terms of each of these agreements are reasonable and the Share Issuance is fair to each Share Recipient. While it is not necessary to conclusions reached herein, since such a determination is not required by Section 3(a)(10) of the Securities Act, we also feel that the Share Issuance is fair to XFormity.

A.

Applicable Share Issuance, Subject to Section 3(a)(10).

Each Share Issuance is in exchange for the relinquishment of bona fide claims, upon which this opinion is premised. This Firm is particularly sensitive to the rights of share recipients pursuant to

Section 3(a)(10). As such, this firm will endeavor to assure that share recipients pursuant to Section 3(a)(10) receive adequate notice. Additionally, we have specifically endeavored to make a meaningful inquiry and analysis of the fairness attending this Share Issuance. We also inquired into the financial ability of each Share Recipient, to assume the risk of this Share Issuance.

Following such additional rigorous analysis, we have determined that such proposed Share Issuance is in fact fair and reasonable to the Share Recipients, and that each has the financial capacity and wherewithal to fail to realize any sales proceeds from such shares. This Firm has determined that the Share Issuance in exchange for defraying these bona fide claims, which would be consistent with the proposed order of this Honorable Court, approving the Agreements and the transactions delineated therein, determining, after a hearing, that the terms and conditions of the resultant Share Issuance is fair to the Share Recipients, and that the Share Recipients will have had due notice, and the right to appear. As such, the Share Issuance, the terms by which each Share Recipient has accepted the Share Issuance, was in exchange for the Claims. This Firm therefore concludes that such Share Issuance would be in compliance with Section 3(a)(10) of the Securities Act.

B.

Analysis of the Business Prudence and Efficacy of the Contemplated Business Transactions.

Although somewhat collateral to the issues otherwise discussed and opining to herein, this Firm has also considered and analyzed the business rationale for engaging in the transactions pursuant to the Agreements, as described herein, and the prudence and efficacy thereof. Upon analysis, this Firm has concluded that the transactions contemplated and agreed to in the Agreements are rational, well-conceived and prudent, and thus enjoy a reasonable chance to enable the parties to the Agreements to benefit therefrom, and to thus achieve their respective desired result, thus also enhancing the reasonableness and fairness for the recipients of the Share Issuance and XFormity. In other words, XFormity will thus be able to defray its legal and administrative expenses and SCI’s assignees will be able to be compensated for the legal services, and the claims with respect thereto, that have been rendered. In addition, the other Share Recipients will be receiving fair value and a reasonable opportunity to receive full value for the amount of the indebtedness of XFormity to each.

For the Share Recipients, getting the shares at a significant discount, appears to be a sound share ownership/business decision, albeit not free from risk. In all, it appears to be prudent for each party to enter into the respective Agreements. As of the preparation of this motion, and the date of the agreement reached by the parties, June 27, 2014, XFormity’s common stock, closed at $.0049. The average closing share price for the preceding three months was $0.002533065. It is very thinly traded. The average daily volume for the preceding three months averaged only 66,312 shares, $230 per day. On several days during the preceding three months, the stock price closed at $0.0015. We have determined that the pricing for purposes of this transaction, $0.0029791 per share, in exchange for the release of the liabilities extinguished hereby, is fair and reasonable, being approximately 60% of the current share price ($0.0049) for the preceding three months.

C.

Legal Discussion.

This Firm has determined that the financial transactions pursuant to the Agreements (Exhibits A – E) are the result of the sound business judgment of the parties thereto, and are thus imbued with business efficacy. Subject to the following discussion and requisite court approval, the Share Issuance qualifies pursuant to Section 3(a)(10) of the Securities Act, which provides, in its entirety, as follows:

“...Except with respect to a security exchanged in a case under title 11 [a reference to a bankruptcy proceeding, not here applicable], any security which is issued in exchange for one or more bona fide outstanding securities, claims or property interests, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court, or by any official or agency of the United States, or by any State or Territorial banking or insurance commission or other governmental authority expressly authorized by law to grant such approval;...”

The June 18, 2008 Division of Corporation Finance, Securities and Exchange Commission, Staff Legal Bulletin No. 3A (CF), http://www.sec.gov/interps/legal/cfslb3a.htm, pertaining to the Section 3(a)(10) exemption, provides, in pertinent part, that:

“...Section 3(a)(10) of the Act is an exemption from registration for offers and sales of securities in specified exchange transactions. Before the issuer can rely on the exemption, the following conditions must be met.

•

The securities must be issued in exchange for securities, claims, or property interests; they cannot be offered for cash.

•

A court or authorized governmental entity must approve the fairness of the terms and conditions of the exchange.

•

The reviewing court or authorized governmental entity must:

■ find, before approving the transaction, that the terms and conditions of the exchange are fair to those to whom securities will be issued; and be advised before the hearing that the issuer will rely on the Section 3(a)(10) exemption based on the court’s or authorized governmental entity’s approval of the transaction.

■ The court or authorized governmental entity must hold a hearing before approving the fairness of the terms and conditions of the transaction.

■ A governmental entity must be expressly authorized by law to hold the hearing, although it is not necessary that the law require the hearing.

■ The fairness hearing must be open to everyone to whom securities would be issued in the proposed exchange.

■ Adequate notice must be given to all those persons.

■ There cannot be any improper impediments to the appearance by those persons at the hearing.

■ The Section 3(a)(10) exemption is available without any action by the Division or the Commission...”

This firm is advised, and has concluded, that the Share Issuance would be “in exchange for one or more bona fide...claim”. This opinion is subject to the determination by this Honorable Court that the terms and conditions of the exchange comprising the Agreements (Exhibits A – E), are fair to those to whom securities will be issued (Fairness Determination); and that this Honorable Court was advised before the hearing and before making its Fairness Determination that the issuer (XFormity) will rely on the Section 3(a)(10) exemption based on the Court’s approval of the transactions. This opinion is then further premised upon the approval of such transactions set forth in the Agreements (Exhibits A – E), and such Fairness Determination, following such hearing. This opinion is further subject to the hearing being open to everyone to whom securities are to be issued (the “Share Recipients”) and adequate notice being provided to, and that there were no improper impediments to, the appearance at the hearing by the Share Recipients.

This opinion is subject to this Honorable Court determining that the terms and conditions of the transactions agreed to and the consequent Share Issuance resulting from the Agreements (Exhibits A – E) will be determined to be fair and reasonable to the Share Recipients, following a hearing, with due notice to the Share Recipients and their right to attend such hearing, following which this Honorable Court approves the transactions and determines that such Share Issuance was in exchange for bona fide claims.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the issuer and such agreements, certificates of public officials, certificates of officers or other representatives of the issuer and others, and other statements, documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. This firm has also interviewed legal counsel to the issuer. Based on the foregoing, we are of the opinion that subject to the Court approval as described in the preceding paragraph, the issuance of the attached Court Order, Exhibit F, the Share Issuance is exempt pursuant to Section 3(a)(10) of the Securities Act of 1933, and since the Share Recipients are not an affiliate, the Share Issuance is free trading and may be sold without constraint (provided that each Share Recipient holds less than 10% of the outstanding common stock of XFormity, and no other classes of stock); (b) the transfer of the Share Issuance, does not require registration under the Securities Act; (c) the Share Issuance may be made pursuant to the attached Court Order, accompanied by this opinion, and Section 3(a)(10) of the Securities Act of 1933; and (d) in connection with the transfer of these securities, the transfer agent may issue the Share Issuance without any restrictive legend.

This opinion is furnished to this Honorable Court solely for its use and benefit, and for the further benefit of the transfer agent and broker of the recipient of the Share Issuance and DTC in connection with the matters described herein and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission.

Sincerely,

/s/ Randall Goulding, Esq., Partner, Securities Counselors, Inc.

Enclosures

Agreed to the above legal conclusions:

Lanham & Lanham, LLC

/s/ Randall Lanham